STRATEGIA CORPORATION

                              INFORMATION STATEMENT
        PURSUANT TO SECTION 14(F) OF THE SECURITIES EXCHANGE ACT OF 1934
                            AND RULE 14F-1 THEREUNDER

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              NO VOTE OR OTHER ACTION OF THE COMPANY'S SHAREHOLDERS
                       IS REQUIRED IN CONNECTION WITH THIS
                   INFORMATION STATEMENT. NO PROXIES ARE BEING
                       SOLICITED AND YOU ARE REQUESTED NOT
                         TO SEND A PROXY TO THE COMPANY.

                                   ----------

     This Information Statement is being mailed on or about January 22, 2001 to the holders of record of the shares of common stock of the Company, Strategia Corporation. This Information Statement is furnished in connection with the election of persons designated by Proprietary Industries Inc. to all of the seats on the Company's board of directors following Proprietary's acquisition of a controlling interest in Strategia on December 5, 2000. This Information Statement is required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder.

     You are urged to read this Information Statement carefully. You are not, however, required to take any action.

THE EXCHANGE

     In a transaction that closed December 5, 2000, Proprietary Industries Inc., Suite 500, 603 7th Avenue S.W., Calgary, Alberta, Canada, acquired a controlling interest in Strategia Corporation. In the transaction, Proprietary exchanged 142,936,749 shares (or approximately 94% of the issued and outstanding common shares) of its subsidiary EnerGCorp., Inc., a Florida corporation, for 10,000,000 shares of common stock and 134,976 shares of Series AAA Preferred Stock of Strategia. Each share of Series AAA Preferred Stock is convertible into 1,000 shares of Strategia common stock. As a result, Proprietary is the beneficial owner of 144,976,000 shares of Strategia common stock, representing 97.0% of the issued and outstanding shares of Strategia common stock. The common and preferred stock was acquired directly from Strategia, with the approval of the Strategia board of directors in office immediately prior to the exchange. Proprietary did not acquire the common stock or Series AAA Preferred Stock with the proceeds of any loan and the shares are not subject to any pledge. Before consummating the exchange with Proprietary, Strategia distributed substantially all of its pre-exchange net assets to its shareholders.

     Strategia currently is authorized to issue 15,000,000 shares of common stock and therefore does not have a sufficient number of authorized shares to effect the full conversion of the Series AAA Preferred Stock. However, the board of directors of Strategia in office immediately before the exchange approved an amendment to Strategia's articles of incorporation to increase the authorized number of shares to 150,000,000, a number that would be sufficient to permit the full conversion of the Series AAA Preferred Stock, and recommended that Strategia's shareholders approve the amendment. Proprietary has agreed to call a special shareholder meeting for the purpose of considering the amendment within six months after December 5, 2000, and has agreed to vote its shares in favor of the amendment. If the shareholders do not approve the amendment or if Proprietary's ability to vote its shares is restricted or otherwise impaired in any material respect, Proprietary has the right to rescind the exchange. This right must be exercised before the six-month period expires. If the amendment is approved, and Proprietary's ability to vote its stock is not restricted or otherwise limited in any material respect, Proprietary intends to convert its Series AAA Preferred Stock into common stock. If the Strategia Corporation shareholders fail to approve the amendment to the articles of incorporation or if Proprietary's ability to vote its shares is restricted or otherwise limited in any material respect, and Proprietary exercises its rescission right, then it is expected that Strategia would be dissolved.

     As part of the exchange transaction, the Strategia board of directors in office immediately before the exchange resigned upon consummation of the exchange, fixed the number of directors at four, and appointed Mr. Grant Sardachuk as the sole remaining director. Mr. Sardachuk has filled the three vacancies on Strategia's board of directors by appointing Peter J. Workum, Christopher Grace, and Robert Fillion, as directors.

VOTING SECURITIES

     As of December 31, 2000, the Company had two classes of voting securities outstanding:

     * Common Stock, 14,483,802 shares outstanding and entitled to one vote per share.

     * Series AAA Preferred Stock, 134,976 shares outstanding and entitled to 1,000 votes per share.

DIRECTORS AND EXECUTIVE OFFICERS

     The following individuals are the current directors and executive officers of Strategia Corporation:


         NAME                         AGE           POSITION
         ----                         ---           --------

     Peter J. Workum                   44         President, Chief Executive
                                                  Officer and Director

     Grant E. Sardachuk                42         Director

     Christopher M. Grace              53         Director

     Robert Fillion                    49         Director

     PETER J. WORKUM is Chairman and President of Proprietary Industries Inc. and President of EnerGCorp, Inc., and has served as the chief executive officer of both companies since 1993. Proprietary is a diversified holding company that owns and manages a portfolio of real estate, natural resource and financial assets. Proprietary is listed on the Toronto and Swiss Stock Exchanges under the symbol PPI.

     GRANT E. SARDACHUK has served as President of Low Investments, Inc., a merchant banking firm, since 1994. Law Investments, Inc. is a wholly-owned subsidiary of Law Investments Ltd., a Calgary, Alberta-based diversified merchant banking company that has operated in Canada and the U.S. for over 20 years. Law Investments, Ltd. owns and manages a portfolio of real estate and financial assets. Mr. Sardachuk also is a director of American Home Capital Corporation, a Company that recently entered into a letter of intent to acquire a wholly-owned subsidiary of EnerGCorp, Inc.

     CHRISTOPHER M. GRACE has served as General Manager of the Properties Division of Reynolds Metals Co. since 1998, and served in various other capacities since 1978. He is President of Reynolds Metals Development Company and Reywest Development Company, both of which are affiliates of Reynolds Metals Co. engaged in real estate management and investment. Mr. Grace is also a director of Orion Resource Corporation, an affiliate of Proprietary.

     ROBERT FILLION has served as Vice President of Swiss Asset Management, Inc., an affiliate of Proprietary, since March 2000. Before joining Swiss Asset Management, Mr. Fillion was a self-employed real estate professional engaged in buying and selling real estate and financing real estate transactions.

BOARD AND COMMITTEE MEETINGS

     Strategia has not appointed standing audit, nominating and compensation committees since the resignation of its directors who were in office immediately before the exchange with Proprietary on December 5, 2000.

     During 2000, the Corporation's board of directors met 20 times. The compensation committee and the audit committee, each comprised of directors John
A. Brenzel, James E. Buchart, Robert H. Loeffler and John P. Snyder, each met once. A special committee appointed to evaluate transaction proposals, which was comprised of directors John A. Brenzel, Ben Johnson Talbott, Jr. and John B. Wright, Jr., met seven times. During 2000, all directors attended at least 75% of the meetings of the board of directors and any committees on which they served.

     Strategia did not have a standing nominating committee during 2000. The following is the provision in Strategia's bylaws regarding the nomination of directors by shareholders:

          2.4 Nominations for election to the Board of Directors may be made by the Board of Directors or by any shareholder. Any shareholder who intends to nominate or to cause to have nominated any candidate for election to the Board of Directors (other than a candidate nominated by the Board of Directors) shall deliver or mail written notification of the nomination to the Secretary of the Corporation not less than three days after the giving of the notice of the meeting nor more than fifty days before any meeting of shareholders held for the election of directors. Any such notification shall contain the following information to the extent known to the notifying shareholder or shareholders:

          (a)  the name and address of each proposed nominee;

          (b)  the principal occupation of each proposed nominee;

          (c) the total number of shares that to the knowledge of the notifying shareholder or shareholders will be voted for each proposed nominee;

          (d)  the name and residence address of each notifying shareholder; and

          (e)  the number of shares owned by each notifying shareholder.

          The chairman of any meeting of shareholders held for the election of directors may in his discretion disregard any votes cast for any nominee whose nomination was not made in accordance with these nomination provisions.

CERTAIN TRANSACTIONS

     During its 2000 fiscal year, Strategia did not engage in any transactions with its current executive officers and directors that were in an amount greater than $60,000.

REPORTS UNDER SECTION 16(a) OF THE EXCHANGE ACT

     The Company's officers, directors and principal shareholders are required to file reports with the Securities and Exchange Commission stating their acquisitions and dispositions of equity securities of the Company. Peter Workum, Grant Sardachuk, Christopher Grace, Robert Fillion and Proprietary Industries Inc. each filed the initial report on Form 3 upon becoming a director or principal shareholder (as the case may be) after the report was due. Otherwise, the Company's officers, directors and principal shareholders filed all other required reports on a timely basis for the fiscal year ended December 31, 2000.

EXECUTIVE COMPENSATION

COMPENSATION OF EXECUTIVE OFFICERS

     The following table provides certain summary financial information concerning compensation earned during the last three completed fiscal years by the Strategia's current chief executive officer, its former chief executive officer, and its former executive officer who received at least $100,000 in salary and bonus during fiscal 2000.

                           SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM
                                                                               COMPENSATION
                                                                                  AWARDS
                                                                               ------------
                                                                                SECURITIES
     NAME AND                                                OTHER ANNUAL       UNDERLYING           ALL OTHER
PRINCIPAL POSITION           YEAR     SALARY       BONUS    COMPENSATION(D)   OPTIONS/SARS(#)(E)   COMPENSATION(F)
------------------           ----     ------       -----    ---------------   ------------------   ---------------
Peter J. Workum,             2000    $     --    $     --      $    --                --              $    --
President and Chief
Executive Officer (a)

Robert H. Loeffler,          2000    $ 69,400    $     --      $16,500             6,500              $    --
former Chairman and          1999       4,000          --        2,250             1,000                   --
Interim Chief
Executive Officer (b)

James A. Huguenard,          2000    $100,000    $     --      $    --                --              $50,000
former President and         1999     150,000     122,298           --                --                   --
Chief Operating Officer (c)  1998     146,160          --           --                --                   --

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(a)  Mr. Workum was appointed President and Chief Executive Officer in December
     2000.

(b) Mr. Loeffler joined Strategia as a member of the Board of Directors in November 1999. He was appointed Chairman of the Board and Interim Chief Executive Officer in December 1999. He resigned from all positions with Strategia in December 2000.

(c)  Mr. Huguenard resigned from all positions with Strategia in August 2000.

(d) Other annual compensation represents director fees. Other perquisites and other personal benefits paid to the named executive officers did not exceed 10% of the total salary and bonus.

(e) Represents options granted under the option plan for directors. See "Director Compensation."

(f)  All Other Compensation represents severance payments.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

     The following table provides information with respect to the executive officers named in the Summary Compensation Table concerning unexercised options held as of December 31, 2000.

                                                   NUMBER OF SECURITIES
                                                  UNDERLYING UNEXERCISED        VALUE OF UNEXERCISED
                                                OPTIONS AT FISCAL YEAR END     IN-THE-MONEY OPTIONS AT
NAME                 ACQUIRED ON EXERCISE#     (EXERCISABLE/UNEXERCISABLE)       FISCAL YEAR END(1)
----                 ---------------------     ---------------------------       ------------------
Peter J. Workum              --                           --                            $ --
Robert H. Loeffler           --                        330/7,170                        $  0 (2)
James A. Huguenard           --                        35,000/0                         $  0 (2)

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(1)  Based upon the closing bid price of the Company's shares on December 31,
     2000 ($0.035 per share).
(2) The closing price of the Company's Shares on December 31, 2000 was below the exercise price per share.

DIRECTOR COMPENSATION

     The Strategia 1988 Stock Option Plan (as amended by stockholders in 1989 and 1997) provides automatic grants of stock options to the Company's directors who are not employees. Beginning in the second quarter of 1997, options to purchase 1,000 shares of common stock have been granted quarterly to each nonemployee director. In addition, each nonemployee director who was first elected after May 15, 1989 will automatically be granted an option for 2,500 shares of common stock on May 15 following his initial election. Options for nonemployee directors are granted at the fair market value of the common stock on the grant date and vest in one-third increments beginning on the first anniversary of the grant date.

     In 1999, directors John A. Brenzel and John P. Snyder each were granted options for 4,000 shares of Common Stock. The option exercise prices ranged from $0.75 to $1.3125 per share. James E. Buchart and Robert H. Loeffler, who were elected directors in November 1999, each received options for 1,000 shares at an exercise price of $0.75 per share.

     In 2000, Messrs. Brenzel, Buchart, Loeffler and Snyder each were granted options for 3,000 shares of Common Stock. The option exercise prices ranged from $0.05 to $1.4375 per share. Messrs. Buchart and Loeffler each also received options for 2,500 shares on May 15, 2000 at an exercise price of $1.4375. Ben Johnson Talbott, Jr. and John B. Wright, Jr., who were elected directors in June 2000, each received options for 2,000 shares. Their option exercise prices ranged from $0.05 to $1.25 per share. All six of these directors resigned at the closing of the exchange with Proprietary on December 5, 2000.

     In addition to the issuance of stock options, the Company paid its directors $750.00 per meeting for attendance at each board meeting and audit or compensation committee meeting in 1999 and 2000. The members of the special committee formed to evaluate the transaction proposals received $150 per hour for their services during 2000.

        SECURITIES OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth the beneficial ownership of the Company's Shares as of December 31, 2000, by each director, by each current executive officer, by all directors and officers as a group and by each person known by the Company to be a beneficial owner of more than 5% of the outstanding voting securities of the Company.

NAME AND ADDRESS OF                                                  SHARES              APPROXIMATE
BENEFICIAL OWNER (1)          POSITION             CLASS        BENEFICIALLY OWNED     PERCENT OWNED (2)
--------------------          --------             -----        ------------------     -----------------

CURRENT DIRECTORS

Peter J. Workum             President, Chief     Common Stock    14,974,000(3)(4)            97.0%
                            Executive Officer     Series AAA
                            and Director          Preferred         134,974(4)              100.0%

Grant E. Sardachuk          Director             Common Stock             0                    --

Christopher M. Grace        Director             Common Stock             0                    --

Robert Fillion              Director             Common Stock             0                    --

   NON-DIRECTOR
EXECUTIVE OFFICERS

All current directors and                        Common Stock    14,974,000(3)(4)            97.0%
 officers as a group                             Series AAA
 (5 persons)                                     Preferred          134,000(4)              100.0%

5% BENEFICIAL OWNERS

Proprietary Industries, Inc.                     Common Stock   144,974,000(3)               97.0%
Suite 500                                        Series AAA
603 7th Avenue S.W., Calgary,                    Preferred          134,974                 100.0%
Alberta
T2P 2T5  (5)

EPI Corporation                                  Common Stock     1,364,903(6)                9.3%
9707 Shelbyville Road
Louisville, KY  40223

EPI Corporation,                                 Common Stock     1,604,433(7)               10.9%
John P. Snyder
Max G. Baumgardner
James E. Buchart
Robert H. Loeffler
Henry A. Schumpf
Grace W. Wilkins
9707 Shelbyville Road
Louisville, KY  40223

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* Less than 1%

(1) This table is based upon information supplied by officers, directors and principal shareholders and Schedules 13D and 13G filed with the Securities and Exchange Commission (the "Commission"). Unless otherwise indicated in the footnotes to this table the Company believes that each of the shareholders named in this table has sole voting and investment power with respect to the Shares.

(2) Shares of Common Stock subject to options or warrants that are or will become exercisable within 60 days, or that are issuable upon the conversion of Series AAA Preferred Stock, have been deemed outstanding for computing the percentage of class of the listed person or the group that holds options, warrants or Series AAA Preferred Stock, but are not deemed outstanding for computing the percentage of class for any other person.

(3) Includes 134,974,000 shares issuable upon the conversion of the 134,974 shares of Series AAA Preferred Stock.

(4) As President, Chairman and a director of Proprietary Industries, Inc., Mr. Workum shares voting and investment power with respect to the shares owned by Proprietary Industries, Inc.

(5) The directors of Proprietary Industries Inc., Hans Rudolf Buser, Jean-Claude Duby, Peter Joss, Conrad Kathol, Robert A. McPherson, Edward S. Sampson, Douglas Street, Peter G. White and Peter J. Workum, share voting and investment power with respect to the shares owned by Proprietary Industries, Inc.

(6)  Includes 153,271 shares issuable upon exercise of warrants.

(7) Includes 1,364,903 shares of Common Stock beneficially owned by EPI Corporation, for which the named individuals, as directors of EPI Corporation, share voting and investment power. Included in the 1,364,903 shares are 153,271 shares issuable subject to exercise of warrants. The individual members of this group together own the majority of shares of EPI Corporation. Also includes 23,082 shares issuable upon the exercise of warrants and 7,580 shares issuable upon the exercise of options, respectively, held by group members other than EPI Corporation. Also includes 14,200 shares held by members of the immediate family of two of the group members for which beneficial ownership is disclaimed.

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